UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2012

BLUEFLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14498	13-3612110
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

42 West 39th Street, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 944-8000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 2, 2012, Bluefly, Inc. (the “Company”) announced that Joseph C. Park, previously Chief Operating Officer, has been promoted to Chief Executive Officer, effective immediately, replacing Melissa Payner-Gregor, who resigned as Chief Executive Officer and a member of the Company’s Board of Directors. Mr. Park is also replacing Ms. Payner-Gregor on the Board of Directors.

Resignation of Melissa Payner-Gregor

In connection with her resignation, Ms. Payner-Gregor and the Company executed a Separation Agreement, dated February 2, 2012 (the “Agreement”). In connection with the Agreement, the Company has agreed to provide Ms. Payner-Gregor with the continuation of salary and certain benefits for twelve months, and accelerated vesting of all unvested stock options, with all vested stock options remaining exercisable for one year. In addition, during the twelve month period following her resignation, Ms. Payner-Gregor will continue to be subject to the restrictive covenants contained in her employment agreement, including non-competition and non-solicitation restrictions. Ms. Payner-Gregor and the Company executed customary releases in connection with the Agreement. The foregoing description of the Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Appointment of Joseph Park as Chief Executive Officer and a Member of the Board

In connection with his appointment as Chief Executive Officer, the Company approved the following changes to Mr. Park’s compensation: (i) Mr. Park’s base salary was increased from $325,000 to $375,000, subject to an annual cost of living adjustment commencing January 1, 2013; (ii) Mr. Park’s target bonus opportunity was increased from 35% of his base salary to 50% of his base salary; and (iii) in the event of a termination “without cause” or a “constructive termination” (as such terms are defined in Mr. Park’s employment agreement with the Company, dated as of May 3, 2011 (the “Park Employment Agreement”)), Mr. Park’s severance was increased from six months of base salary continuation to twelve months of base salary continuation, and all stock options held by Mr. Park that would have vested during the twelve month period following such termination will vest on the date of such termination.

In addition, in connection with Mr. Park’s appointment as the Company’s Chief Executive Officer, Mr. Park was granted a stock option to purchase 450,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value on the date of grant, with such stock option to have a ten year term and to become vested in equal monthly installments over the four year period following the grant date.

Mr. Park and the Company are expected to amend and restate the Park Employment Agreement to reflect his change in positions and new compensation arrangement.

Kara Jenny Stock Option Grant

On February 2, 2012, the Committee granted Kara Jenny, the Company’s Chief Financial Officer, a stock option to purchase 150,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value on the date of grant, with such stock option to have a ten year term and to become vested in equal monthly installments over the four year period following the grant date. This stock option grant was awarded to Ms. Jenny in order to provide her with an equity compensation package appropriate for her position and responsibilities.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated February 2, 2012, by and between Bluefly, Inc. and Melissa Payner-Gregor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEFLY, INC. (Registrant)

Dated : February 3, 2012	By:	/s/ Kara B. Jenny
Name: Kara B. Jenny
Title: Chief Financial Officer